Exhibit 1.1

(Translation)

This document has been translated from the Japanese original for reference purposes only.

ARTICLES OF INCORPORATION

OF

KABUSHIKI KAISHA MITSUI SUMITOMO FINANSHARU GURUHPU

(SUMITOMO MITSUI FINANCIAL GROUP, INC.)

(as amended on June 29, 2017)

Chapter I.    General Provisions

(Corporate Name)

Article 1.

The name of the Corporation shall be Kabushiki Kaisha Mitsui Sumitomo Finansharu Guruhpu, which, in English, shall be “Sumitomo Mitsui Financial Group, Inc.”.

(Purposes)

Article 2.

The purposes of the Corporation shall be to engage in the following businesses as a bank holding company:

(1)	Management of banks and other corporations which are permitted to become, or to be established as, subsidiaries under the Banking Act and any business incidental thereto.

(2)	In addition to the businesses provided in the foregoing Item, any business in which a bank holding company is permitted to engage under the Banking Act.

(Location of Head Office)

Article 3.

The head office of the Corporation shall be located in Chiyoda-ku, Tokyo.

(Governing Bodies)

Article 4.

The Corporation shall have the following governing bodies in addition to meetings of shareholders and directors:

(1)	board of directors;

(2)	nominating committee, audit committee and compensation committee;

(3)	executive officers; and

(4)	accounting auditor

(Method of Public Notice)

Article 5.

Public notices given by the Corporation shall be electronic public notices; provided, however, that if the Corporation is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Corporation shall be made by placing them in the Nihon Keizai Shimbun.

Chapter II. Shares

(Total Number of Authorized Shares)

Article 6.

The total number of shares the Corporation is authorized to issue shall be three billion five hundred sixty four thousand (3,000,564,000) shares.

(Total Number of Authorized Shares of Each Particular Class of Shares)

Article 7.

The total number of shares the Corporation is authorized to issue shall consist of three billion (3,000,000,000) common stocks, one hundred sixty seven thousand (167,000) type 5 preferred stocks, one hundred sixty seven thousand (167,000) type 7 preferred stocks, one hundred fifteen thousand (115,000) type 8 preferred stocks and one hundred fifteen thousand (115,000) type 9 preferred stocks.

(Acquisition of Corporation’s Own Shares)

Article 8.

Unless otherwise provided for in applicable laws and ordinances, the Corporation may, by resolution of the board of directors, acquire for value its own shares with agreement of shareholders pursuant to Item 1, Paragraph 1 of Article 459 of the Companies Act.

(Number of Shares Constituting One Unit of Share)

Article 9.

The number of shares constituting one unit of share shall be one hundred (100) with respect to common stocks.

(Rights with respect to Shares Constituting Less Than One Unit)

Article 10.

A shareholder may not exercise rights with respect to shares constituting less than one unit other than those specified in the following sections:

(1)	Rights specified in each item of Paragraph 2 of Article 189 of the Companies Act;

(2)	Right to make requests provided for in Paragraph 1 of Article 166 of the Companies Act;

(3)	Right to receive an allotment of shares for subscription or share options for subscription in accordance with the number of shares held by the shareholder; and

(4)	Right to make a request provided for in the following article.

(Purchase of Shares Constituting Less Than One Unit)

Article 11.

A shareholder of shares constituting less than one unit may request the Corporation to sell to the shareholder such number of shares which will, when combined with the shares less than one unit already held by such shareholder, constitute one unit pursuant to the Share-Handling Rules.

(Record Date)

Article 12.

1.	The Corporation shall treat the shareholders entitled to vote and appearing or recorded on the register of shareholders at the close of March 31 of each year as the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders to be held for the fiscal year ending on that date.

2.	In addition to the foregoing Paragraph, the Corporation may, upon giving prior public notice, fix a record date whenever necessary.

(Share Register Agent)

Article 13.

1.	The Corporation shall have a share register agent.

2.	The share register agent and its place of business shall be decided by determination by executive officer(s) under the authority delegated by the board of directors and a public notice thereof shall be given.

3.	Preparation, keeping and other administrative matters of, or relating to, the register of shareholders and the register of share purchase warrants of the Corporation shall be entrusted to the share register agent, and the Corporation shall not handle any such matters.

(Share-Handling Rules)

Article 14.

The entry and recording on the register of shareholders and all other matters pertaining to the handling of shares of the Corporation and the fees therefor shall be governed by the Share-Handling Rules to be enacted by executive officer(s) under the authority delegated by the board of directors.

Chapter III. Preferred Stocks

(Preferred Dividends)

Article 15.

1.	In the event that the Corporation distributes dividends of surplus pursuant to Article 43 hereof, the Corporation shall distribute to the holders of preferred stocks (hereinafter referred to as the “Preferred Shareholders”) or the registered pledgees of preferred stocks (hereinafter referred to as the “Registered Preferred Stock Pledgees”), in preference to the holders of common stocks (hereinafter referred to as the “Common Shareholders”) or the registered pledgees of common stocks (hereinafter referred to as the “Registered Common Stock Pledgees”), cash dividends of surplus in the amounts set forth below (such cash dividends being hereinafter referred to as the “Preferred Dividends”), respectively; provided, however, that if Preferred Interim Dividends stipulated in Article 16 hereof were paid during the relevant fiscal year, the amount of such Preferred Interim Dividends shall be subtracted from the amount of Preferred Dividends.

The type 5 preferred stocks:	amount not exceeding 200,000 yen per share and determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors relating to the issuance of the shares

The type 7 preferred stocks:	amount not exceeding 200,000 yen per share and determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors relating to the issuance of the shares

The type 8 preferred stocks:	amount not exceeding 300,000 yen per share and determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors relating to the issuance of the shares

The type 9 preferred stocks:	amount not exceeding 300,000 yen per share and determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors relating to the issuance of the shares

2.	If the amount of cash dividends of surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to the subsequent fiscal years.

3.	The Corporation shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

(Preferred Interim Dividends)

Article 16.

In the event that the Corporation pays Interim Dividends pursuant to Article 44 hereof, the Corporation shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, Interim Dividends (hereinafter referred to as the “Preferred Interim Dividends”) in the amount not exceeding one-half of the amount of the Preferred Dividends per preferred stock and determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors relating to the issuance of the shares.

(Liquidation Distributions of Residual Assets)

Article 17.

1.	In the event that the Corporation makes a liquidation distribution of residual assets, the Corporation shall make to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, a distribution of 3,000,000 yen per preferred stock.

2.	Other than a distribution mentioned in the foregoing Paragraph, no liquidation distribution shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

(Provisions for Acquisition)

Article 18.

1.	The Corporation may acquire a part or the whole of the type 5 preferred stocks, the type 8 preferred stocks or the type 9 preferred stocks (i) on a day as shall be determined by resolution of the board of directors or by executive officer(s) under the authority delegated by the board of directors, (ii) in exchange for cash payment in the amount regarded to be appropriate in light of market price, the amount of liquidation distributions of residual assets relating to such preferred stocks, etc. as shall be determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors by the time such preferred stocks are first issued. In the event that a part of such preferred stocks are acquired, the preferred stocks to be acquired shall be decided by lottery or by proportional allotment.

2.

The Corporation shall acquire the whole of the type 5 preferred stocks, the type 7 preferred stocks, the type 8 preferred stocks and the type 9 preferred stocks without consideration or in exchange for common stocks (i) on the day (hereinafter referred to as the “Acquisition Event Occurrence Date”) on which the events relating to a state of non-viability under the capital adequacy requirements applicable to the Corporation (hereinafter referred to as the “State of Non-Viability”), as shall be determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors by the time such preferred stocks are first issued, have occurred or (ii) on a day prior to the Acquisition Event Occurrence Date, as shall be determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors after the occurrence of the State of Non-Viability. The calculation method for the number of common stocks in cases where common stocks are to be delivered in exchange for acquisition of the relevant preferred stocks and other terms of acquisition shall be reasonably determined by a resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors by the time such preferred stocks are first issued, in light of the capital adequacy requirements applicable to the Corporation, market price, the amount of liquidation distributions of residual assets relating to such preferred stocks, etc.

(Voting Rights)

Article 19.

No Preferred Shareholder shall have any voting rights at a general meeting of shareholders; provided that if a proposal to pay the Preferred Dividends is not submitted to an ordinary general meeting of shareholders, or if such a proposal is submitted but rejected at an ordinary general meeting of shareholders, the Preferred Shareholders shall have voting rights from the time of the ordinary general meeting of shareholders to which such proposal is not submitted, or from the time of conclusion of the ordinary general meeting of shareholders at which such proposal is rejected, as the case may be, until a resolution to pay the Preferred Dividends is made by an ordinary general meeting of shareholders.

(Consolidation or Splits of Shares; Rights to Receive Allotment of Offered Shares, etc.)

Article 20.

1.	Unless otherwise provided for in applicable laws and ordinances, no consolidation or splits of shares shall be made with respect to preferred stocks.

2.	The Corporation shall not give the Preferred Shareholders any rights to receive allotment of offered shares or share purchase warrants with respect to offered shares.

3.	The Corporation shall not allot free of charge any shares of stock or share purchase warrants to the Preferred Shareholders.

(Request for Acquisition of Shares)

Article 21.

A Preferred Shareholder of the type 5 preferred stocks or the type 7 preferred stocks may request the Corporation to acquire his or her preferred stocks in exchange for common stocks. The period during which the acquisition may be requested (hereinafter referred to as the “Acquisition Request Period”) in such case shall be reasonably determined by a resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors by the time of the first issuance of the relevant preferred stocks, provided that the last day of such Acquisition Request Period shall fall within twenty five (25) years after the date of issuance of the relevant preferred stocks. The number of common stocks to be delivered in exchange for acquisition of the relevant preferred stocks shall be obtained by dividing the amount of the subscription price of the relevant preferred stocks by the amount fixed in a manner as reasonably determined by a resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors by the time of the first issuance of the relevant preferred stocks (hereinafter referred to as the “Acquisition Rights Exercise Price”). Provided, however, that the initial Acquisition Rights Exercise Price shall be determined by reference to the amount regarded to be appropriate in light of market price, etc., and provided further that any fraction of less than one share arising as a result of calculation of the number of common stocks to be delivered pursuant to the foregoing shall be treated in accordance with the provisions of Article 167 of the Companies Act. Other terms and conditions of acquisition shall be reasonably determined by a resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors by the time of the first issuance of the relevant preferred stocks.

(Mandatory Acquisition)

Article 22.

1.	Any type 5 preferred stock or type 7 preferred stock with respect to which acquisition has not been requested during the Acquisition Request Period shall be mandatorily acquired by the Corporation, as of the date immediately following the last day of the Acquisition Request Period (hereinafter referred to as the “Mandatory Acquisition Date”), in exchange for such number of common stocks as is obtained by dividing the amount of subscription price per share paid for the preferred stock by the average of the daily closing prices (including quoted prices (kehai hyoji) if no closing prices are reported) per share of the Corporation’s common stocks by regular transactions at the Tokyo Stock Exchange for the thirty (30) trading days (disregarding trading days on which no such closing prices are available) commencing on the day forty-five (45) trading days prior to the Mandatory Acquisition Date. The average price shall be calculated in yen and rounded down to one decimal place and thereafter rounded to the nearest yen (0.5 being rounded upwards). Provided, however, that if such average price is less than the amount not less than five thousand yen (5,000) determined by resolution of the board of directors or determination by executive officer(s) under the authority delegated by the board of directors relating to the issuance of the relevant preferred stocks, then a preferred stock shall be acquired by the Corporation in exchange for such number of common stocks as is obtained by dividing the amount of subscription price per share paid for the preferred stock by such amount determined by such resolution.

2.	Any fraction of less than one share arising as a result of calculation of the number of common stocks pursuant to the foregoing Paragraph shall be treated in accordance with the provisions of Article 234 of the Companies Act.

(Preference Order)

Article 23.

The preference order of payment of Preferred Dividends, Preferred Interim Dividends and liquidation distributions of residual assets for preferred stocks issued by the Corporation shall be the same among the various types of preferred stocks.

Chapter IV. General Meetings of Shareholders

(Convocation)

Article 24.

1.	An ordinary general meeting of shareholders shall be convened within three months after the close of each fiscal year and an extraordinary general meeting of shareholders may be convened whenever necessary.

2.	Unless otherwise provided for in applicable laws and ordinances, a general meeting of shareholders shall be convened by the director concurrently serving as president and group chief executive officer pursuant to a resolution of the board of directors. Should the office of the director concurrently serving as president and group chief executive officer be vacant, or should the director concurrently serving as president and group chief executive officer fail or be unable to act, another of the directors shall act in his or her place in accordance with the seniority established in advance by the board of directors.

(Disclosure by Internet of Reference Documents, etc. for Shareholders Meeting and Deemed Provision)

Article 25.

In connection with convocation of a general meeting of shareholders the Corporation may deem that the information relating to the matters to be described or shown in the reference documents for the shareholders meeting, the business report, financial statements and the consolidated financial statements, is provided to the shareholders by disclosing such information by internet as provided in the relevant Ministerial Ordinance of the Ministry of Justice.

(Chairman)

Article 26.

The chairman of the board or the director concurrently serving as president and group chief executive officer shall act as chairman at all general meetings of shareholders. Should both the chairman of the board and the director concurrently serving as president and group chief executive officer fail or be unable to act, another of the directors shall act in their place in accordance with the seniority established in advance by the board of directors.

(Requirement for Resolutions)

Article 27.

1.	Unless otherwise provided for in applicable laws and ordinances or by these Articles of Incorporation, all resolutions at a general meeting of shareholders shall be adopted by a majority of all the voting rights held by the shareholders present thereat who are entitled to exercise the voting rights.

2.	A resolution under Paragraph 2 of Article 309, of the Companies Act shall be adopted by two thirds or more of the voting rights held by the shareholders present at a general meeting of shareholders, who hold at least one third of the voting rights held by all the shareholders of the Corporation who are entitled to exercise the voting rights.

(Exercise of Voting Rights by Proxy)

Article 28.

1.	A shareholder may exercise his or her voting rights by one proxy; provided, however, that the proxy must be a shareholder entitled to vote at the relevant general meeting of shareholders of the Corporation.

2.	Either a shareholder or his or her proxy shall submit a power of attorney to the Corporation.

(Shareholders’ Meeting of a Particular Class of Shares)

Article 29.

The provisions of Paragraph 2 of Article 24, Article 25, Article 26 and Article 28 hereof shall be applied mutatis mutandis to a shareholders’ meeting of a particular class of shares.

Chapter V. Directors and Board of Directors

(Number of Directors)

Article 30.

The Corporation shall have three or more directors.

(Election)

Article 31.

1.	A resolution for the election of directors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders and who hold not less than one third of voting rights of all the shareholders who are entitled to exercise the voting rights.

2.	Such resolution may not be adopted by cumulative voting.

(Term of Office)

Article 32.

The term of office of a director shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within one year after the election of the director.

(Board of Directors)

Article 33.

1.	The board of directors shall consist of all the directors of the Corporation currently in office.

2.	The board of directors shall decide the business execution of the Corporation and supervise the execution of duties by executive officers and directors.

3.	Unless otherwise provided for in applicable laws and ordinances, the board of directors may delegate decisions on the business execution to executive officers.

4.	Unless otherwise provided for in applicable laws and ordinances, the chairman of the board shall convene, and act as chairman at, all meetings of the board of directors. Should the office of the chairman of the board be vacant, or should the chairman of the board fail or be unable to act, another of the directors shall act as chairman in accordance with the seniority established in advance by the board of directors.

5.	Notice of a meeting of the board of directors shall be given to each director at least three days prior to the day set for such meeting; provided, however, that in case of emergency, such period of notice may be shortened.

6.	Unless otherwise provided for in applicable laws and ordinances, all resolutions of the board of directors shall be adopted at a meeting of the board of directors at which a majority of all of the directors entitled to vote at the meeting are present, by a majority of such directors present at such meeting.

7.	In the event that a director made a proposal with respect to a matter to be resolved at a meeting of the board of directors and all directors who are entitled to vote on such matter agree affirmatively in writing or by electronic means, it shall be deemed that a resolution of a meeting of the board of directors has been made to approve such proposal.

(Titled Directors)

Article 34.

The board of directors may by its resolution appoint from among its members, one chairman of the board and one or more deputy chairmen of the board.

(Powers and Duties of Directors)

Article 35.

1.	The chairman of the board shall preside over the board of directors.

2.	The deputy chairmen of the board shall assist the chairman of the board.

(Limitation of Liability Agreement with Non-executive Directors, etc.)

Article 36.

Pursuant to Paragraph 1 of Article 427 of the Companies Act, the Corporation may conclude with a non-executive director, etc. an agreement to limit the liability of the non-executive director, etc. under Paragraph 1 of Article 423 of the Companies Act, provided, however, that the limit of liability under such agreement shall be the higher of (i) the amount specified in advance which is not less than 10,000,000 yen or (ii) the amount specified by law.

Chapter VI. Nominating Committee, Audit Committee and Compensation Committee

(Method of Appointment of Committee Members)

Article 37.

The board of directors shall by its resolution appoint among its members, members of the nominating committee, audit committee and compensation committee.

(Authority, etc. of Each Committee)

Article 38.

Authorities and other matters pertaining to the nominating committee, audit committee and compensation committee shall be governed by applicable laws and ordinances, these Articles of Incorporation and rules for each committee to be enacted by the board of directors.

Chapter VII. Executive Officers

(Method of Election)

Article 39.

The board of directors shall by its resolution elect executive officers.

(Term of Office)

Article 40.

The term of office of an executive officer shall expire upon conclusion of the first meeting of the board of directors convened after conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within one year after the election of the executive officer.

(Representative Executive Officers and Titled Executive Officers)

Article 41.

1.	The board of directors shall by its resolution appoint one or more representative executive officers.

2.	The board of directors may by its resolution appoint from among executive officers, one president and group chief executive officer and one or more deputy president and executive officer, senior managing executive officers and managing executive officers.

Chapter VIII. Accounts

(Fiscal Year)

Article 42.

The fiscal year of the Corporation shall commence on April 1 of each year and shall end on March 31 of the following year.

(Dividends of Surplus)

Article 43.

Cash dividends of surplus shall be made by the Corporation pursuant to a resolution of a general meeting of shareholders to the shareholders or the registered share pledgees appearing or recorded on the final register of shareholders as of the last day of a fiscal year.

(Interim Dividends)

Article 44.

The Corporation may, by resolution of a meeting of the board of directors, distribute interim dividends to the shareholders or the registered share pledgees appearing or recorded on the final register of shareholders at the close of September 30 of each year.

(Period of Limitations for Dividends)

Article 45.

If any cash dividends shall remain unreceived after expiration of five years from the day on which such dividends shall have become due and payable, the Corporation shall be relieved of its obligation to pay such dividends.

Supplementary Provision

(Transitional Measures Concerning Limitation of Liability Agreement with Corporate Auditors)

Article 1.

The agreement to limit the liability of corporate auditors under Paragraph 1 of Article 423 of the Companies Act concluded with corporate auditors prior to the effective date of amendments to the Articles of Incorporation, to the effect that three committees shall be established, which have been resolved at the 15th ordinary general meeting of shareholders, shall be unchanged and as provided under Article 42 of the Articles of Incorporation prior to the amendments resolved at that ordinary general meeting of shareholders.

(End)